Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Materialise NV:

We consent to the use of our reports dated April 30, 2021, with respect to the consolidated financial statements of Materialise NV, and the effectiveness of internal controls over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 30, 2021 on the consolidated financial statements, refers to our audit of the adjustments that were applied to revise the 2019 consolidated financial statements to retrospectively reflect the final accounting of a business combination, as more fully described in Notes 2 and 4 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2019 consolidated financial statements of the Company other than with respect to such adjustments.

Our report dated April 30, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Materialise NV did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified:

—

Ineffective risk assessment processes to identify and assess the risks of misstatement within the financial reporting process and to design and implement controls to mitigate those risks, in particular in the areas of loans and borrowings, taxes, leases and information produced by the entity that is used to operate certain controls over financial reporting.

—	Ineffective monitoring processes to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies, including due to a lack of resources.

—	Ineffective processes to ensure the proper review and approval of journal entries prior to posting to the general ledger.

—	Ineffective controls over the completeness and accuracy of information produced by the entity that is used to operate certain controls over financial reporting.

Our report dated April 30, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an emphasis of matters paragraph that states that we do not express an opinion or any form of assurance on management’s statement referring to remediation efforts taken or planned to be taken by the Company subsequent to December 31, 2020.

Our report dated April 30, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, internal control over financial reporting of RS Print Powered By Materialise NV, which the Company acquired during 2020, associated with 3.3% of total assets and 0.4% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020.

KPMG Bedrijfsrevisoren – KPMG Réviseurs d’Entreprises BV/SRL

/s/ G. Jackers

Zaventem, Belgium

August 20, 2021